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                                                                 Exhibit 21(CEI)







                              LIST OF SUBSIDIARIES
                              --------------------
                                       OF
                                       --
                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
                   -------------------------------------------




         The Cleveland Electric Illuminating Company has one subsidiary, Centerior Funding Corporation, which is wholly owned and is incorporated under the laws of the State of Delaware. This subsidiary was formed in 1995 to serve as the transferor in connection with the July 1996 sale of receivables-backed investor certificates.

























March 26, 1997